CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of The Global Total Return Fund, Inc. of our report dated February 9, 1995, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.

Deloitte & Touche LLP
New York, New York
October 31, 1995